Exhibit 99.1

News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Sr. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES DISAPPOINTED IN RISKMETRICS’ INCONSISTENT POSITION

CHANTILLY, Va., April 13, 2009 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of online financial services, today responded to RiskMetrics Group’s (RMG) recommendation regarding a challenge to three nominees to Online Resources’ 10 seat Board of Directors. RMG is recommending to their subscribers who hold Online Resources stock that they vote in favor of two of the three Board nominees of hedge fund Tennenbaum Capital Partners in its proxy contest with the Company.

In its March 1, 2009 report, RMG determined that Online Resources’ Corporate Governance Quotient®, a measure of the overall quality of a company’s corporate governance practices and board of directors, was better than 92% of Russell 3000 companies and 91% of Software and Services firms.

“Though not surprising given its well known tendency to support minority dissident shareholders, it is disappointing to see RMG be so inconsistent and incomplete in their analysis,” stated Michael H. Heath, lead independent director for Online Resources and chairman of its Governance Committee. “After rating the Company’s governance practices very highly just last month, now RMG implies that our Board’s business judgment, nominating process and openness to the views of a minority director are flawed. This inconsistency is disconcerting.”

Matthew P. Lawlor, chairman and chief executive officer of the Company further commented, “RMG’s subscribers should also be concerned with its incomplete and superficial analysis:

•	RMG side-stepped Tennenbaum’s clear conflict of interest. RMG did not deny the significant conflict of interest created by Tennenbaum’s preferred stock position in the Company, but specifically declined to consider it. Tennenbaum’s economic interests are at odds with those of common shareholders, which is at the very heart of this unnecessary proxy contest.

•	RMG took a very narrow view of the Company’s performance. RMG focused on stock price performance, but failed to consider the Company’s strong financial performance relative to its peers. They also appear to have ignored the fact that the Company’s stock price outperformed its peers until the fourth quarter of 2008, when acquisition debt in the Company’s capital structure naturally caused higher stock price volatility in the collapsing market.

•	RMG appears to have performed no independent evaluation of Tennenbaum’s nominees. Their recommendation simply regurgitated Tennenbaum’s over-statements of the qualifications of its nominees.”

Lawlor added, “I am confident that investors will recognize the inconsistencies and incompleteness of the RMG recommendation. We also urge investors to be thoughtful about the consequences of splitting their vote as RMG recommends. Instead of promoting open dialogue and exchange of ideas, a small minority of non-independent directors can fracture a Board, promote its own agenda at the expense of other shareholders, and interfere with maximizing shareholder value.”

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Lawlor concluded, “It would be a shame to see Online Resources’ shareholders lose out on the significant upside potential of their investment. After the recent stock market collapse, extreme stock price volatility and all the pain and expense of integrating Princeton eCom, our investors deserve better.”

For more Online Resources proxy contest information, visit our website at: http://investor.orcc.com.

About Online Resources
Online Resources (Nasdaq: ORCC) powers financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources has been recognized for its high growth and product innovation. It the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements

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